Exhibit 99.1

AT FTI CONSULTING

Leigh Parrish / Daniel Haykin

212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS THIRD QUARTER 2013 RESULTS

Company Also Announces Amended Credit Agreement,

Completion of New Lease Agreement to Combine Corporate and LaJobi Headquarters in New Jersey,

and Consummation of Sale of Sassy Property in Michigan

East Rutherford, N.J. — November 19, 2013 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended September 30, 2013 (“Q3 2013”).

Summary Results

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share data)	2013	2012	% Change	2013	2012	% Change
Net sales	$46.7	$60.9	(23.4)%	$142.2	$171.6	(17.1)%
Net loss	$(9.5)	$(49.6)	—	$(13.9)	$(50.2)	—
Net loss per diluted share	$(0.43)	$(2.27)	—	$(0.63)	$(2.30)	—
Adjusted net (loss) income*	$(2.1)	$0.7	—	$(2.6)	$1.2	—
Adjusted net (loss) income per diluted share*	$(0.09)	$0.03	—	$(0.12)	$0.06	—

*	“Adjusted net (loss) income” and “Adjusted net (loss) income per diluted share” for each of Q3 2013, the nine month period ended September 30, 2013 (the “2013 YTD Period”), the three month period ended September 30, 2012 (“Q3 2012”) and the nine month period ended September 30, 2012 (the “2012 YTD Period”) are each non-GAAP financial measures, which are described under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the reconciliation table at the end of this press release.

Raphael Benaroya, President and CEO, commented, “In line with trends in the first half of the year, and as anticipated, sales in the third quarter declined from the same period last year, primarily due to sales declines at certain large customers in our LaJobi and Soft Home (Kids Line and CoCaLo) businesses, reflecting new product acceptance and execution issues. Sales for the third quarter of 2013 were also impacted by the discontinuation of product lines and brands, closeouts of a high level of inventory in the third quarter of last year, and the closure of our U.K. operation at the end of 2012, which collectively accounted for 43% of the year-over-year decline. Importantly, Sassy experienced a 23% sales increase compared to the third quarter last year, driven by product innovation, strong acceptance of new products by our retail customers and updated bundling and packaging that is resonating with our customers and consumers.”

Mr. Benaroya continued, “Our long-term view of the business continues to be positive, despite current challenges. We remain intensely focused on our key objectives, including efforts to improve sales and margin performance. First, we continue to seek to expand our successes at Sassy to grow sales across all of our businesses through product innovation and product line expansion. Further, we are working on a reduction of product development and production time to enable faster response to consumer preferences. Second, while still early, we believe the reorganization of our Soft Home and LaJobi sales representative teams completed late in the second quarter of 2013 will position us to better penetrate underdeveloped customers and new channels of distribution. Third, we continue to work to improve margins through a reduction of product costs and other costs of sales, as well as controlling inventory levels. Fourth, we believe we are making further progress in building solid, scalable and cost-effective platforms throughout the business. Fifth, we are actively working to develop our level of talent and skills across the organization and have brought on board a General Merchandise Manager in both the Soft Home and LaJobi business units, in addition to a new senior sales executive at Soft Home. As we gain further traction on each of these initiatives, and remain relentless in our pursuit to drive a higher level of Company performance, we believe the benefits will become more apparent over subsequent periods.”

Note: As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and in the Company’s Quarterly Report on Form 10-Q for Q3 2013 (the “Q3 2013 10-Q”), the Company identified a misclassification of specified warehousing, outbound handling and outbound shipping costs in the Consolidated Statements of Operations for certain prior annual and interim periods. As a result, the Company has revised prior period financial statements for such periods to correct this misclassification. With respect to Q3 2012 and the 2012 YTD Period, this misclassification resulted in an understatement of selling, general and administrative expenses in the amount of $1.1 million and $3.7 million, respectively, and a corresponding overstatement of the cost of sales, in the Unaudited Consolidated Statement of Operations for such periods. The financial statements and information in this press release include the impact of such revisions for Q3 2012 and the 2012 YTD Period. The misstatements had no impact on previously reported Income from Operations, Loss from Operations before Income Tax Provision, Net Loss, or Net Loss Per Share for either such period.

Quantification of the various impacts to the line items discussed in this press release are described in detail in the Q3 2013 10-Q.

Third Quarter 2013 Results

Net sales for Q3 2013 decreased 23.4% to $46.7 million, compared to $60.9 million for Q3 2012. This decrease was the result of sales declines of 45.9% at CoCaLo, 32.6% at Kids Line and 29.0% at LaJobi. These declines were partially offset by an increase in sales of 23.0% at Sassy. The sales declines at CoCaLo, LaJobi and Kids Line are due to significantly lower sales volume at certain large customers. The sales decreases at CoCaLo and Kids Line also reflect the discontinuation of underperforming products and licenses, higher close-out sales in the third quarter of 2012, and lower international sales at the Company’s foreign subsidiaries, resulting in part from the closure of the Company’s UK operations at the end of 2012.

Gross profit for Q3 2013 was $6.8 million, or 14.6% of net sales, as compared to $14.4 million, or 23.6% of net sales, for Q3 2012. Gross profit decreased in absolute terms and as a percentage of net sales primarily as a result of lower sales, and an aggregate $4.2 million non-cash impairment charge related to certain of the Company’s intangible assets, primarily the LaJobi trade name. These decreases were partially offset by lower product costs, lower inventory reserves, and lower royalty expense. The impairment charge accounted for the change in margin from the prior-year period.

Selling, general and administrative (SG&A) expense was $14.8 million, or 31.7% of net sales, for Q3 2013, as compared to $13.4 million, or 22.0% of net sales, for Q3 2012. SG&A expense increased as a percentage of sales primarily due to lower sales volume, and in absolute terms primarily as a result of non-cash impairment costs related to the real property owned by Sassy in connection with its sale (consummated November 14, 2013), increased sales samples, increased bonus accruals, increased legal fees, increased recruiting fees, and other increases of smaller magnitude. These increases were offset, in part, by lower warehousing costs and a decrease in marketing costs.

Other expense was $1.3 million for Q3 2013 as compared to other expense of $1.4 million for Q3 2012. This improvement of approximately $0.1 million was primarily due to a decrease in interest expense of $0.3 million resulting from lower borrowing costs in such period compared to the same period in 2012 which period also included a write-off of deferred financing costs of approximately $0.7 million, partially offset by a foreign currency exchange gain of $0.2 million in Q3 2012 that did not recur in Q3 2013.

The income tax provision for Q3 2013 was $0.2 million on a loss before income tax provision of $9.3 million. The income tax provision for Q3 2012 was $49.2 million on a loss before income tax provision of $0.3 million.

Net loss for Q3 2013 was $9.5 million, or ($0.43) per diluted share, as compared to a net loss of $49.6 million, or ($2.27) per diluted share, for Q3 2012.

Non-GAAP adjusted net loss for Q3 2013 was $2.1 million, or ($0.09) per diluted share, as compared to non-GAAP adjusted net income of $0.7 million, or $0.03 per diluted share, for Q3 2012. These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

2013 YTD Period

Net sales for the 2013 YTD Period decreased 17.1% to $142.2 million compared to $171.6 million for the 2012 YTD Period. This decrease was primarily the result of sales declines of 27.5% at Kids Line, 26.8% at CoCaLo and, 21.6% at LaJobi. These declines were partially offset by an increase in sales of 20.6% at Sassy. The sales decreases at CoCaLo, LaJobi and Kids Line are primarily due to significantly lower sales volume at certain large customers. The sales decreases at CoCaLo and Kids Line also reflect reduced closeout sales in the 2013 YTD Period, the discontinuance of underperforming products and licenses, as well as lower international sales at the Company’s foreign subsidiaries resulting, in part, from the closure of the Company’s UK operations at the end of 2012, which collectively accounted for 38% of our year-over-year decline.

Net loss for the 2013 YTD Period was $13.9 million, or ($0.63) per diluted share, as compared to a net loss of $50.2 million, or ($2.30) per diluted share, for the 2012 YTD Period.

Non-GAAP adjusted net loss for the 2013 YTD Period was $2.6 million, or ($0.12) per diluted share, as compared to non-GAAP adjusted net income of $1.2 million, or $0.06 per diluted share, for the 2012 YTD Period. These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

Amended Credit Agreement

As of September 30, 2013, the Company was not in compliance with the monthly consolidated Adjusted EBITDA covenant for the trailing twelve month period ended September 30, 2013, or the consolidated Fixed Charge Coverage Ratio covenant for the quarter ended September 30, 2013 required under the Company’s credit agreement, and anticipated that it would not be in compliance with the Adjusted EBITDA covenant for the trailing twelve month period ended October 31, 2013 (the “Covenant Defaults”). As a result, the Company’s credit agreement was amended on November 14, 2013, via a Third Amendment to Credit Agreement and Limited Waiver (“Amendment No. 3”), among other things: (i) to waive the Covenant Defaults (and any default or event of default resulting therefrom); (ii) commencing with the month ending November 30, 2013, to eliminate the Adjusted EBITDA covenant and the Fixed Charge Coverage Ratio covenant, and replace them with financial covenants based on average daily Availability and gross sales, in each case, tested monthly; (iii) to require delivery of a monthly gross sales report; and (iv) to accelerate the delivery date of the 2014 business plan (from January 30, 2014 to December 16, 2013). Amendment No. 3 is described in the Q3 2013 10-Q.

New Corporate and LaJobi Office Lease

On November 15, 2013, the Company entered into a new lease agreement for a combined corporate and LaJobi headquarters. The lease, which is effective immediately, is located in Rutherford, New Jersey. The term of the lease is approximately 12 years, subject to termination for specified events of default, with an option to renew for an additional 5-year period. The lease is described in the Q3 2013 10-Q.

Sassy Property Sale

On November 14, 2013, Sassy consummated the sale of its real property located in Kentwood, Michigan, including specified equipment and personal property, for a cash purchase price of $1.5 million. This agreement, and a related lease-back by Sassy of certain office/warehouse space, is described in the Q3 2013 10-Q.

Consolidation of Distribution Facilities

As previously announced, the Company has signed an agreement with National Distribution Centers, L.P., the warehousing and distribution division of NFI (“NFI”), a fully integrated supply chain solutions provider, to provide certain third party logistics (“3PL”) services for the Company’s warehousing and distribution operations. NFI will provide storage, handling, inventory management, transportation management, shipping, receiving, repackaging, order processing and related support services for Kid Brands and its subsidiaries. Over the next several quarters, Kid Brands intends to consolidate its five existing distribution facilities into one centralized location operated by NFI on its Chino, California campus, pursuant to the 3PL agreement. NFI currently provides 3PL services to the Company’s LaJobi subsidiary. The Company expects to complete this consolidation plan during the second quarter of 2014. Upon full implementation of the 3PL agreement, the Company anticipates an increase in overall efficiencies and sustainable long-term benefits to operating margin. This agreement is described in the Q3 2013 10-Q.

Conference Call Information

The conference call, which will be held at 10:00 a.m. ET today, November 19, 2013, may be accessed by dialing 800-334-8065, or 913-312-0687, access code: 9850552. Additionally, a webcast of the call can be accessed by visiting the Company’s website located at www.kidbrandsinc.com, or through http://www.media-server.com/m/p/ys5gqxxt, or www.earnings.com, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through November 26, 2013, by dialing 877-870-5176, or 858-384-5517, access code: 9850552.

Non-GAAP Information

In this press release, certain financial measures for Q3 2013, the 2013 YTD Period, Q3 2012 and the 2012 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net (loss)/income is defined as the reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax (loss)/income. The specific adjustments to reported net loss to derive non-GAAP adjusted net (loss)/income and non-GAAP adjusted net (loss)/income per diluted share for each of Q3 2013, the 2013 YTD Period, Q3 2012 and the 2012 YTD Period are detailed in the reconciliation table at the end of this press release.

In addition, adjusted net income per diluted share for Q3 2012 and the 2012 YTD Period includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for Q3 2012 and the 2012 YTD Period, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this press release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are deemed not to be reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach (and as described in the reconciliation table at the end of this press release), for the 2013 YTD Period, as one of the adjustments to reported net loss to determine non-GAAP adjusted net loss and non-GAAP adjusted net loss per diluted share, management has excluded the impact of non-cash stock-based compensation expense pertaining to an inducement award of 200,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested in full upon grant. Management believes that excluding the impact of the expense pertaining to this particular grant will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in this press release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the reconciliation table attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor and nursery appliances (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years, including the Kokopax® line of baby gear products (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$46,685	$60,909	$142,217	$171,607
Cost of sales	39,866	46,471	109,931	127,601

Gross profit	6,819	14,438	32,286	44,006
Selling, general and administrative expenses	14,796	13,384	43,314	42,734

Operating (loss) / income	(7,977)	1,054	(11,028)	1,272
Other (expense) income:
Interest expense, including amortization and write-off of deferred financing costs	(1,302)	(1,557)	(3,940)	(3,858)
Interest and investment income	4	3	4	10
Gain on sale of intangibles	—	—	1,196	—
Other, net	(4)	154	156	95

	(1,302)	(1,400)	(2,584)	(3,653)

Loss from operations before income tax provision	(9,279)	(346)	(13,612)	(2,381)
Income tax provision	191	49,216	268	47,775

Net loss	$(9,470)	$(49,562)	$(13,880)	$(50,156)

Basic loss per share:	$(0.43)	$(2.27)	$(0.63)	$(2.30)

Diluted loss per share:	$(0.43)	$(2.27)	$(0.63)	$(2.30)

Weighted average shares:
Basic	21,951,000	21,835,000	21,891,000	21,826,000

Diluted	21,951,000	21,835,000	21,891,000	21,826,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$234	$318
Restricted cash	1,721	2,654
Accounts receivable, net	35,869	42,079
Inventories, net	40,443	39,953
Other current assets	5,206	3,722
Long-term assets	44,749	52,168

Total assets	$128,222	$140,894

Short-term debt	$56,071	$57,527
Other current liabilities	46,829	45,084
Long-term liabilities	1,348	1,421

Total liabilities	104,248	104,032

Shareholders’ equity	23,974	36,862

Total liabilities and shareholders’ equity	$128,222	$140,894

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
To arrive at Adjusted net (loss) income and Adjusted net (loss) income per diluted share:
Net loss, as reported	$(9,470)	$(49,562)	$(13,880)	$(50,156)

Less: tax provision	191	49,216	268	47,775

Loss from operations before income tax provision	(9,279)	(346)	(13,612)	(2,381)
Add: Customs Compliance Costs (included in SG&A)(1)	365	449	1,668	1,804
Add: Customs duty/interest accrual
(included in cost of sales)(2)		(380)		(380)
(included in interest expense)(3)	72	33	223	163
Add: Voluntary product recall costs	—	559		559
Add: 2013 Bank Amendment fees (included in interest expense)(4)	75	—	220	—
Add: Financing Write-off(5)	—	702	—	1,483
Add: Severance Costs and Restructuring charges	357	171	784	752
Add: Inducement Equity Compensation(6)	—	—	205	—
Add: Australia Distributor Dispute (Inventory Reserve included in cost of sales)(7)	91	—	258	—
Add: Settlement Payment and Proposed Settlement Proposal Accruals(8)	—	—	1,087	—
Add: Building Impairment-Sassy	766	—	766	—
Add: Impairment of Intangibles - LaJobi trade name; Kokopax trade name and customer list(9)	4,186	—	4,186	—
Less: Tax impact of above items (using assumed 39% effective rate)	1,313	(463)	1,644	(780)

Adjusted net (loss) / income	$(2,054)	$725	$(2,571)	$1,220

Adjusted net (loss) / income per diluted share	$(0.09)	$0.03	$(0.12)	0.06

Weighted-average diluted shares outstanding, as reported(10)	21,951,000	21,835,000	21,891,000	21,826,000
Weighted-average diluted shares outstanding, as adjusted(10)	21,951,000	21,835,000	21,891,000	21,837,000

(1)	Represents professional fees incurred in connection with previously-disclosed U.S. Customs matters, as well as related litigation and other costs.
(2)	Represents a reduction in the aggregate accrual for Customs duties as a result of the completion of the Company’s prior disclosures and settlement submissions to U.S. Customs for all business units in Q3 2012.
(3)	Represents accrued interest relating to aggregate anticipated anti-dumping duty and Customs duty charges.
(4)	Bank amendments fees paid by the Company are described in the Q3 2013 10- Q.
(5)	Represents the amount of the write-off of remaining unamortized deferred financing costs incurred under a previous credit facility in Q3 2012, as a result of a credit agreement refinancing, and in the second quarter of 2012, as a result of the voluntary reduction in the aggregate revolving commitments thereunder.
(6)	Represents non-cash stock-based compensation expense pertaining to an immediately-vested inducement award of 200,000 stock options granted to the Company’s President and Chief Executive Officer in connection with his appointment.
(7)	Represents inventory reserves taken with respect to obsolete inventory returned in connection with the settlement of a previously-disclosed legal dispute with Sassy’s Australian distributor (the “Australia Settlement”), described in the Q3 2013 10-Q.
(8)	Represents amounts paid in connection with the Australia Settlement, as well as amounts accrued in connection with proposed settlements of a Wages and Hours litigation and a CPSC investigation, all as described in the Q3 2013 10-Q.
(9)	Represents an impairment of the LaJobi trade name in the amount of $4.0 million, and an impairment of the Kokopax trade name and customer lists in the amount of $0.2 million, as described in the Q3 2013 10-Q.
(10)	For Q3 2012 and the 2012 YTD period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because the inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for Q3 2012 and the 2012 YTD Period, however, such shares were included.